Exhibit 16.1

October 22, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Paya Holdings Inc. (formally known as FinTech Acquisition Corp. III Parent Corp.) included under Item 4.01 of its Form 8-K dated October 22, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 16, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York